QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of Earliest Event Reported):	Commission File Number:
October 18, 2004	01-12888

SPORT-HALEY, INC.
(Exact name of Registrant as specified in its charter)

Colorado	84-1111669
(State of incorporation)	(I.R.S. Employer Identification Number)

4600 E. 48th Avenue
Denver, Colorado 80216
303/320-8800
(Address of principal executive
offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        On October 18, 2004, the board of directors of Sport-Haley, Inc. (the "Company") approved a resolution that the Company will not renew the Executive Employment Agreement of Kevin M. Tomlinson, the Company's Chief Executive Officer, President and director, beyond the end of its term on March 17, 2005. The Company and Mr. Tomlinson agreed that he will continue to act as Chief Executive Officer and President until a new or interim Chief Executive Officer is appointed or the end of the term of his employment agreement, whichever occurs first. Mr. Tomlinson continues to serve as a director.

Item 8.01 Other Events

        The terms of the Executive Employment Agreement with Mr. Tomlinson require the payment of severance and other compensation as a result of the Company's non-renewal of the Agreement, as described in Item 5.02 above. Under the terms of the Agreement, Mr. Tomlinson is entitled to severance compensation for a term of 36 months equal to his salary and incentive or bonus payments as shall have been paid to him during the most recent twelve-month period. In addition, the Agreement provides for Mr. Tomlinson's participation in all employee benefit plans, at the Company's expense, during the time he is receiving severance compensation. The Company anticipates recording the obligation and related expense for severance and other compensation in its second fiscal quarter ending December 31, 2004. At this time, the Company estimates that the severance and other compensation will be approximately within the range of $480,000 to $550,000.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORT-HALEY, INC.
Date: October 22, 2004	By:	/s/ PATRICK W. HURLEY Patrick W. Hurley, Chief Financial Officer

QuickLinks

  Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES